Exhibit 99.1
New York: 55 Broadway- Suite 3002 * New York, NY 10006 * Ph: (212) 227-0075 * Fax: (212) 227-5434
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John A. Burchett, CEO, Irma N. Tavares, COO, or Harold McElraft, CFO
732/548-0101
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
ANNOUNCES ADOPTION OF STOCK BUY-BACK PLAN
     Edison, New Jersey, March 21, 2006 - Hanover Capital Mortgage Holdings, Inc. (the “Company” or “Hanover”) (AMEX: HCM) has announced today that its Board of Directors has approved of the adoption of a stock buyback plan that will authorize the Company to buy back up to a maximum of 2 million shares of Company common stock. The specific timing and amount of repurchases will vary based on market conditions, securities law limitations, and other factors. The repurchases will be made using the Company’s cash resources. The repurchase program may be suspended or discontinued without prior notice.
Mr. John Burchett, Hanover’s President and CEO commented, “The recent drop in the Company’s stock price makes the repurchase of shares an attractive use of capital at this time.”
“The Company paid its fourth quarter 2005 dividend in January 2006, and intends to continue to pay dividends each quarter. Accordingly, the Company anticipates its dividend for the first quarter of 2006 will be declared in May 2006, after the filing of its first quarter Form 10Q report.”
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in mortgage-backed securities and mortgage loans and engages in non-interest income-generating activities through its subsidiary doing business as Hanover Capital Partners and HanoverTrade. Hanover Capital Partners provides consulting and outsourcing services for third parties, including loan sale advisory services, loan file due diligence reviews, staffing solutions and mortgage assignment and collateral rectification services. HanoverTrade provides loan sale advisory and traditional loan brokerage services, technology solutions and valuation services. HanoverTrade also brokers loan pools, mortgage servicing rights and other similar assets through an Internet-based exchange. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. HCM is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law .
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